Exhibit 99.3
THE PEARSON LONG-TERM INCENTIVE PLAN
(as amended 14 December 2006)
Preamble
The Long-Term Incentive Plan has two elements:
•	the Restricted Stock element. This involves the grant of conditional rights to receive Shares. The vesting of such grants may, but need not, be subject to a corporate performance target.

•	the Stock Option element. This involves the grant of options to acquire Shares, normally provided that the Participant remains an employee of a member of the Group until the Option Vesting Date and, in the case of executive directors, subject to the satisfaction of a corporate performance target; and
Definitions
1.1 In this Plan, unless the context otherwise requires, the following words and expressions shall have the following meanings, namely:
Adoption Date means the date of the adoption of the Plan by the Company in general meeting (21 April 2006);
ADSs means American Depositary Shares representing Shares;
Award means a right to acquire Shares under the rules of this Plan, comprising either Stock Option and/or Restricted Stock elements;
the Committee means the personnel committee of the board of directors of the Company, or other duly authorised committee thereof;
the Company means Pearson plc;
Control has the meaning given to that word by section 840 of the Income and Corporation Taxes Act 1988;
Date of Grant means the date on which an Award is granted;
Dealing Day means any day on which the London Stock Exchange is open for business;
Discretionary Share Plan means an Employees’ Share Scheme in which participation is solely at the discretion of the Committee;
Dividend Shares means additional shares awarded to a Participant in respect of his Vesting Shares in accordance with rule 7.1 below;

Employees’ Share Scheme has the meaning given by section 743 of the Companies Act 1985;
Executive means any employee or executive director of any member of the Group;
Grant Period means any day (other than a day on which dealings in Shares are prohibited under the Model Code for Dealing in Securities) on which the Committee considers it appropriate to grant Awards;
the Group means the Company and the Subsidiaries and member of the Group shall be construed accordingly;
ITEPA means the Income Tax (Earnings and Pensions) Act 2003;
Option Exercise Price means the price per Share (expressed in sterling or US dollars) payable on the exercise of a Stock Option as determined by the Committee (subject to adjustment under rule 11) being not less than the Share Price on the Date of Grant (provided that, in the case of any Stock Option under which Shares are to be issued, the Option Exercise Price shall also not be less than the nominal value of a Share);
Option Period means, in relation to an Option or Option Tranche, the period commencing on the Option Vesting Date and expiring on the tenth anniversary of the Date of Grant;
Option Tranche means each tranche of Shares comprised in a Stock Option, becoming exercisable in the manner described in rule 5.3 and 5.4;
Option Vesting Date means the date specified by the Committee at the Date of Grant as the date on which a Stock Option, or each tranche thereof where granted as Option Tranches, normally becomes exercisable;
Participant means any individual who holds a subsisting Award (including, where the context permits, the legal personal representatives of a deceased Participant);
Performance Period means the period over which any performance condition attaching to an Award must be satisfied;
Phantom Stock means a right to a cash payment determined by reference to the value of a Share granted under rule 6.6 of the Plan;
the Plan means this Plan as amended from time to time;
Restricted Stock means a conditional right granted under the Plan to receive Shares without payment;
Restricted Stock Vesting Date means:
(a)	where the Restricted Stock is subject to a performance condition (unless the Committee specifies otherwise at its Date of Grant), the third anniversary of the Date of Grant of the Restricted Stock (or, if later, the date of publication of the final set of accounts of the Company which are relevant to the determination of the applicable performance condition); and
(b)	where the Restricted Stock is not subject to a performance condition, the date on which the Restricted Stock is expressed to vest (as specified by the Committee).
Specified Age means age 55 for the purposes of paragraph 35A of Schedule 4 to ITEPA;
Stock Option means a right granted under the Plan to subscribe for or purchase Shares at the Option Exercise Price;
Share Price means:
(a)	in relation to a Share on any Dealing Day, the middle market quotation for a Share as derived from the Daily Official List of The London Stock Exchange; and

(b)	in relation to an ADS on any Dealing Day, the closing price for an ADS on the New York Stock Exchange.
Shares means fully paid and irredeemable ordinary shares of 25p each in the capital of the Company or shares representing those shares following any reorganisation of the share capital of the Company (and, where the context requires, shall include the equivalent thereof in ADSs);
Stock Appreciation Right means a stock appreciation right granted under rule 5.7 of the Plan;
Subsidiary means any subsidiary of the Company within the meaning of section 736 of the Companies Act 1985 over which the Company has Control;
Treasury Shares means Shares held in accordance with sections 162A-G of the Companies Act 1985;
Trustee means the trustee from time to time of the Pearson plc Employee Share Ownership Trust or such other trust as the Company shall specify from time to time; and
Vesting Shares means that number of Shares under a Participant’s Restricted Stock Award which vest in accordance with the rules of the Plan.
1.2 Where the context permits the singular shall include the plural and vice versa. Headings shall be ignored in construing the Plan.
1.3 References to any act shall include any statutory modification, amendment or re-enactment thereof.

Grant of Awards
2.1 The Committee may, during a Grant Period, grant Awards to Executives selected by the Committee in its absolute discretion. For the avoidance of doubt, no Executive shall have the right or expectation to participate in the Plan in any year.
2.2 Each Award shall comprise such Restricted Stock or Stock Options or a combination of both Restricted Stock and Stock Options in such proportions as the Committee thinks fit in its absolute discretion.
2.3 The grant of an Award and/or the delivery of Shares upon exercise or vesting thereof shall be conditional on the Executive agreeing to comply with any arrangements specified by the Company for the payment of taxation and social security contributions (including without limitation the right to sell on his or her behalf sufficient Shares to satisfy any taxation or social security contributions liability on his or her part for which any member of the Group may be liable) in respect of an Award.
2.4 On granting Awards, the Company shall enter into a deed poll or take such other steps as are necessary to evidence their legal enforceability. As soon as practicable after the Date of Grant, the Committee shall procure the issue to such Executive of a letter in respect of an Award together with access to website information, or such other information as the Company shall make available, summarising the key terms of the Award.
2.5 Any Executive to whom an Award is granted may, by notice in writing to the Company given within 30 days after the Date of Grant, renounce in whole or in part his or her rights under the Award. In such a case, the Award shall, to the extent renounced, be treated as never having been granted and (if already issued) the relevant certificate(s) shall be returned to the Company for cancellation or amendment. No consideration shall be payable by the Company for any such renunciation.
2.6 No Award shall be granted under the Plan later than the fifth anniversary of the Adoption Date.
2.7 Every Award granted hereunder shall be personal to the Participant and, except to the extent necessary to enable a personal representative to exercise the Award following the death of a Participant, neither the Award nor the benefit thereof may be transferred, assigned, charged or otherwise alienated. Any transfer of an Award otherwise than as permitted under this rule 2.7 shall cause the Award to lapse.
Plan Limits
3.1 Awards may be satisfied using existing issued Shares, Treasury Shares or new Shares issued to the Participant at the time of exercise or to the Trustee.
3.2 To the extent that Awards are to be satisfied using existing issued Shares, the Company shall provide (and shall procure, where appropriate, that any member of the Group which employs Participants shall provide) sufficient monies to enable the

Trustee to acquire sufficient Shares to satisfy all such Awards. Such monies shall be provided to the Trustee no later than the date on which the relevant Award vests or becomes exercisable.

3.3 No Award to subscribe for Shares shall be granted under the Plan to the extent that the result of that grant would be that:
(a)	the aggregate number of Shares that could be issued on vesting or exercise of that Award and any other Awards granted at the same time, when added to the number of shares that:
(i)	could be issued on the vesting or exercise of any subsisting Awards granted during the preceding ten years under the Plan or any other Employees’ Share Scheme established by the Company; and
(ii)	have been issued on the vesting or exercise of any Awards granted during the preceding ten years under the Plan or any other Employees’ Share Scheme established by the Company, would exceed 10 per cent of the ordinary share capital of the Company for the time being in issue.
(b)	the aggregate number of Shares that could be issued on vesting or exercise of that Award and any other Awards granted at the same time, when added to the number of Shares that:
(i)	could be issued on the vesting or exercise of any subsisting Awards granted during the preceding ten years under the Plan or any other Discretionary Share Plan established by the Company; and
(ii)	have been issued on the vesting or exercise of any Awards granted during the preceding ten years under the Plan or any other Discretionary Share Plan established by the Company, would exceed 5 per cent of the ordinary share capital of the Company for the time being in issue.
3.4 Reference in this rule 3 to the issue of Shares shall, for the avoidance of doubt, mean the issue and allotment (but not transfer) of Shares and shall include Treasury Shares so issued.
3.5 For the purposes of this rule 3, to the extent that a Stock Appreciation Right (granted under rule 5.7) relates to Shares that could be issued, the number of Shares to be taken into account shall be the number of Shares over which the Stock Appreciation Right is granted and not the number actually delivered to the Participant on exercise of the Stock Appreciation Right.
Individual Limits
4.1 Prior to granting Awards, the Committee’s independent expert advisers shall calculate and provide to the Committee details of the expected value of the Awards. Such calculation shall take account of the terms of the Awards including the probability that any performance conditions to which the Awards are subject will be met.

4.2 The number of Shares comprised in Awards granted to any Executive shall be based on the valuation mechanism described in this rule 4. The Committee shall, in respect of each Executive, set an expected value for his or her Awards on that occasion, and the aggregate value of the Awards shall not exceed that expected value. The maximum expected value of Awards for executive directors will have regard to the Committee’s assessment of market practice for long term incentives and overall remuneration. The Committee shall also have regard to the face value of Awards and their potential value should the performance conditions to which they are subject are met.
Specific Provisions relating to Stock Options
5.1 At the time of granting Stock Options, the Committee shall specify the Option Vesting Date applicable to the Stock Option, or otherwise specify that the Stock Option is granted in Option Tranches (in which case rules 5.3 and 5.4 will apply). The Committee shall also specify at the Date of Grant such other conditions as it determines shall be applicable to the Stock Option.
5.2 In the case of Stock Options granted to executive directors of any member of the Group, a demanding performance condition must be satisfied prior to the exercise of the Stock Options. Such conditions shall:
(a)	be determined by the Committee prior to the grant of the Stock Options;

(b)	be subject to a minimum of a three year Performance Period commencing with the Date of Grant or such other date as shall be specified by the Committee at the time of grant;
5.3 Where the Committee determines to grant Stock Options in Option Tranches, such Stock Options will, unless otherwise permitted in these rules, only become exercisable on the following dates:
(a)	as to the First Option Tranche, on the first anniversary of the Date of Grant;
(b)	as to the Second Option Tranche, on the second anniversary of the Date of Grant;

(c)	as to the Third Option Tranche, on the third anniversary of the Date of Grant; and

(d)	as to the Final Option Tranche, on the fourth anniversary of the Date of Grant provided that the Final Option Tranche shall lapse in the event that the First, Second or Third Option Tranches have been exercised under this rule prior to the fourth anniversary of the Date of Grant.

5.4 Notwithstanding rule 5.3, the Committee may, if it thinks fit, grant Stock Options in Option Tranches that become exercisable on different anniversaries to those stated in rule 5.3. In that event:
(a)	the earliest date on which an Option Tranche shall become exercisable shall be the first anniversary of the Date of Grant;

(b)	the Stock Option shall not become exercisable in full before the third anniversary of the Date of Grant; and

(c)	such part of the Stock Option as the Committee shall specify shall lapse if any Option Tranche is exercised before the third anniversary of the Date of Grant (or such later anniversary as the Committee shall specify). Such part of the Stock Option which lapses shall be treated as the Final Option Tranche for the purposes of these rules.
5.5 A Participant may exercise a Stock Option in whole or in part by giving notice in writing to the Company in the form prescribed by the Company specifying the Stock Option being exercised on that occasion, the number of Shares in respect of which the Option (or Option Tranche thereof) is being exercised and enclosing or arranging to provide cash payment in full of the aggregate Option Exercise Price in respect of those Shares. If the Stock Option is exercised in respect of some only of the Shares comprised in a Stock Option, the Company shall procure the issue of a certificate to the Participant in respect of the balance or call in the original certificate for endorsement.
5.6 Notwithstanding any other provision in these rules, a Stock Option shall lapse automatically on the earliest of:
(a)	the expiry of the Option Period;

(b)	the Participant ceasing to be an employee of a member of the Group (save as provided in rule 8);

(c)	any of the dates specified in rule 10; and

(d)	the Participant being declared bankrupt or entering into any general composition with or for the benefit of his or her creditors.
5.7 Where the Committee determines that it is appropriate, it may grant Stock Appreciation Rights in the place of Stock Options. Where Stock Appreciation Rights are so granted, all references to “Stock Option” in the rules of this Plan shall be treated as references to “Stock Appreciation Rights”. The terms of the Stock Appreciation Right shall be determined by the Committee prior to grant.

Specific Provisions relating to Restricted Stock
6.1 Restricted Stock consists of a conditional right to receive a number of Shares on the terms referred to in these rules.
6.2 Where a Restricted Stock Award is subject to a performance condition the number of Shares that vest (the Vesting Shares) shall be determined by the extent to which an objective performance measure is satisfied by the Restricted Stock Vesting Date. The performance condition applicable to a Restricted Stock Award shall be determined by the Committee prior to the grant of the Restricted Stock Award and shall be specified by the Committee at the Date of Grant.
6.3 The Committee may grant Restricted Stock which is not subject to a performance condition, in order to achieve retention or recruitment objectives. The Restricted Stock Vesting Date (which shall not be earlier than the first anniversary of the Date of Grant), and such other conditions as the Committee thinks fit, shall be specified by the Committee at the Date of Grant.
6.4 Following the vesting of a Restricted Stock Award, the Vesting Shares shall be delivered to a Participant as soon as practicable thereafter.
6.5 Where the delivery of Shares under the Plan would be prohibited by law or the Model Code for Securities Transactions by Directors of Listed Companies (or the Company’s dealing rules), the Shares shall be delivered to the Participant as soon as practicable after the prohibition has ceased to apply.
6.6 Where the Committee determines that it is appropriate, it may grant Awards of Phantom Stock in the place of Restricted Stock. Where Phantom Stock Awards are so granted, all references to “Restricted Stock” in the rules of this Plan shall be treated as references to “Phantom Stock”. Any Dividend Shares which accrue in respect of Phantom Stock shall also be satisfied in cash. The terms of the Phantom Stock shall be determined by the Committee prior to grant.
Dividend Shares
7.1 In addition to any Vesting Shares to which a Participant becomes entitled in relation to a Restricted Stock Award in accordance with the rules of this Plan, the Participant shall be awarded, with effect from the Restricted Stock Vesting Date, such number of Dividend Shares as is equal to the number of Shares which could have been purchased if each dividend (grossed up, where relevant, for any associated tax credit) paid on the Vesting Shares prior to the Restricted Stock Vesting Date had been reinvested in additional Shares on the date of payment of each such dividend. The number of Dividend Shares shall be calculated on a cumulative basis, so that (for calculation purposes only, and without an interest in Shares arising prior to the Restricted Stock Vesting Date) Dividend Shares shall be notionally attributed to Vesting Shares as at each individual payment date.
7.2 On the transfer to the Participant of the Vesting Shares under an Award in accordance with these rules, the Committee shall also arrange the transfer to the

Participant of the Dividend Shares to which the Participant is entitled in relation to such Award under rule 7.1.
Cessation of Employment — Stock Options and Restricted Stock
8.1 Save as otherwise provided in these rules, an Award shall lapse automatically on the Participant ceasing to be an employee of a member of the Group.
8.2 Where a Participant ceases to be an employee of a member of the Group by reason of:
(a)	injury, disability, ill-health or redundancy (as determined by the Committee);
(b)	his or her employing company or business ceasing to be part of the Group; or
(c)	any other reason if the Committee so decides in its absolute discretion then the following provisions shall apply:
(i)	subject to the provisions of rule 8.3 below, any Restricted Stock which is subject to a performance condition and which has not already vested or lapsed in accordance with these rules shall remain in force subject to the performance condition as if the Participant had not ceased employment. The Restricted Stock shall vest on the Restricted Stock Vesting Date (if and to the extent that the relevant performance conditions are met);
(ii)	subject to the provisions of rule 8.3 below, any Restricted Stock which is not subject to a performance condition, and which has not already vested or lapsed in accordance with these rules, shall vest on cessation of employment;
(iii)	any Stock Option which is subject to a performance condition (at the date the Participant ceases employment) shall continue subject to the performance condition as if the Participant had not ceased employment. The Stock Option shall become exercisable (if and to the extent that the relevant performance conditions are met) for a period of six months from the original Option Vesting Date at the end of which period the Stock Option will lapse; and
(iv)	any Stock Option which is not subject to a performance condition (whether or not it is already exercisable at the date the Participant ceases employment) may be exercised at any time within the period of six months following cessation of employment and will then lapse.
8.3 In determining the number of Shares which vest under a Restricted Stock Award for the purposes of rules 8.2(i) and (ii), the following shall apply:
the number of Shares over which the Restricted Stock Award vests shall be multiplied by the fraction A/B where A is the number of complete months from the Date of Grant to the Participant’s leaving date, and B is the number of complete months from the Date of Grant to the relevant Restricted Stock Vesting Date. However, the Committee may in its absolute discretion determine that the Participant’s entitlement should not be scaled down or should be scaled down in part only (the extent of scaling down being determined by the Committee in its absolute discretion).
8.4 For the purposes of rules 8.1 and 8.2 a female Participant shall not be treated as ceasing to be an employee of a member of the Group if absent from work wholly or partly because of pregnancy until she ceases to be entitled to exercise a right to return to work.

Death of Participant or other exceptional circumstances — Stock Options and Restricted Stock
9. If a Participant dies while in service (or at any time after leaving service when he or she holds an Award at the time of his or her death) or in the event that the Committee determines that there are exceptional circumstances that apply to the Participant’s cessation of employment, the Committee shall determine in its absolute discretion what proportion (if any) of an Award may be exercised or shall vest early and the time at which or within which it may be exercised by him or her or by his or her legal personal representatives. For the avoidance of doubt, an Award exercisable under this rule may lapse at an earlier date by virtue of rule 10.
General Offer for the Company, Etc — Stock Options and Restricted Stock
General Offer
10.1 If any person (either alone or together with any person acting in concert with him or her) obtains Control of the Company as a result of a general offer to acquire the whole of the share capital of the Company (other than those Shares which are already owned by him and/or any person acting in concert with him), then the following provisions shall apply:
(i)	any Stock Option which is subject to a performance condition (whether or not it is already exercisable at the date on which the offer becomes unconditional in all respects) may be exercised, to the extent that the performance condition has been met as at the date on which the offer becomes unconditional in all respects, at any time within the period in rule 10.2 (and will then lapse);
(ii)	any Stock Option which is not subject to a performance condition (whether or not it is already exercisable at the date on which the offer becomes unconditional in all respects) may be exercised at any time within the period in rule 10.2 (and will then lapse); and
(iii)	subject to the provisions of rule 10.6, any Restricted Stock shall vest on the date on which the offer becomes unconditional in all respects. The Shares shall be released to the Participant as soon as practicable after this date.
10.2 Following a change of Control pursuant to rule 10.1 any Stock Option which has not been exercised (including non-exercise by reason of performance conditions not being met) shall (unless validly exchanged under rule 10.7) lapse on the earlier of the following dates:
(a)	two months from the date on which the offer becomes unconditional in all respects; and
(b)	one month after the date on which any person becomes bound or entitled to acquire Shares under sections 428 to 430F of the Companies Act 1985.

Scheme of Arrangement
10.3 If a court shall direct that a meeting of the holders of Shares be convened pursuant to section 425 of the Companies Act 1985 for the purposes of considering a scheme of arrangement of the Company then (unless rule 10.4 applies) the following shall apply:
(i)	any Stock Option (whether or not it is already exercisable at the Relevant Date) may be exercised conditionally on either the scheme of arrangement being approved by the shareholders’ meeting or sanctioned by the court (as determined by the Committee in its absolute discretion) (the Relevant Condition), between the date of the court’s direction and twelve noon on the day immediately preceding the date for which the shareholders’ meeting (the Relevant Date) is convened; and any Stock Option not exercised by twelve noon on the Relevant Date shall cease to be exercisable between that time and the first date on which it can be determined whether or not the relevant condition is satisfied. If the Relevant Condition is not satisfied, the Stock Options shall continue. If the Relevant Condition is satisfied Stock Options shall, unless validly exchanged under rule 10.7, lapse automatically on the date on which the scheme of arrangement is sanctioned by the court.
Any Stock Option which is subject to a performance condition may only be exercised under this rule 10.3(i) to the extent that the performance condition has been met as at the Relevant Event.
Where new Shares would be issued on exercise of a Stock Option, the Committee shall endeavour to procure that, provided a Participant has conditionally exercised his or her Stock Option as described above prior to twelve noon on the Relevant Date, the scheme of arrangement shall be extended to such Participant as if each Share in respect of which the Stock Option was conditionally exercised had been allotted and issued to him or her by that time.
(ii)	subject to the provisions of rule 10.6, any Restricted Stock Award shall vest on the date on which the scheme of arrangement is sanctioned by the Court and the Shares shall be released to the Participant as soon as practicable thereafter. If the Scheme of Arrangement is not sanctioned by the Court, the Restricted Stock Awards shall not vest but shall continue in force.
10.4 Awards shall not without the consent of the Committee be exercisable or vest early under rule 10.3 if the purpose and effect of the scheme of arrangement is to create a new holding company for the Company, such company having substantially the same shareholders and proportionate shareholdings as those of the Company immediately prior to the scheme of arrangement. In that event, the Committee shall endeavour to procure that an exchange of Awards is effected under rule 10.7.

Voluntary Winding-up
10.5 If notice is duly given of a resolution for a voluntary winding-up of the Company then a Participant may takes the following action:
(i)	any Stock Option which is subject to a performance condition may be exercised, to the extent that the performance condition has been met as at the date of the resolution, at any time during the period of two months from the date of the resolution, failing which exercise the Stock Option shall lapse automatically;
(ii)	any Stock Option which is not subject to a performance condition may be exercised at any time during the period of two months from the date of the resolution, failing which exercise the Stock Option shall lapse automatically; and
(iii)	subject to the provisions of rule 10.6, any Restricted Stock Award shall vest and the Shares shall be released to the Participant as soon as practicable thereafter.
Application of performance conditions and pro-rating
10.6 In determining the number of Shares which vest under a Restricted Stock Award for the purposes of rules 10.1 to 10.5, the following shall apply:
(a)	where any Restricted Stock Award that is subject to a performance condition becomes realisable before the end of the performance period under rules 10.1 to 10.5 the number of Shares which shall vest under the Restricted Stock Award shall be determined by the Committee by reference to the extent that the performance conditions are met as at the date of the relevant event. This number of Shares shall then be multiplied by the fraction A/B where A is the number of complete months from the Date of Grant to the date of the relevant event and B is the number of complete months from the Date of Grant to the relevant Restricted Stock Vesting Date SAVE THAT the Committee may, in its absolute discretion, modify the number of Shares which shall vest under the Restricted Stock Award if it considers that the performance condition would have been met to a greater or lesser extent at the end of the full performance period. The Committee may also at its absolute discretion in appropriate circumstances (but not so as to result in an unjustifiably large vesting level) disapply or alter the fraction stated above to release a greater number of Shares if it considers that the contribution of the Participant to the creation of shareholder value during the Performance Period would not otherwise be properly recognised; and

(b)	where any Restricted Stock Award that is not subject to a performance condition become realisable under rules 10.1 to 10.5, the number of Shares which shall vest shall be the number of Shares under the relevant Restricted Stock Award multiplied by the fraction A/B where A is the number of complete months from the Date of Grant to date of the relevant event, and B is the number of complete months from the Date of Grant to the Restricted Stock Vesting Date SAVE THAT the Committee may in its absolute discretion determine that the Participant’s entitlement should not be scaled down or should be scaled down in part only (the extent of scaling down being determined by the Committee in its absolute discretion).
Exchange of Awards
10.7 If any company (the Acquiring Company) obtains Control of the Company as a result of an event referred to in rules 10.1 or 10.3, each Participant may, at any time within one month of the change of Control, with the agreement of the Acquiring Company, release any Stock Option or Restricted Stock which has not lapsed (the Old Right) in consideration of the grant to him or her of a new award, which in the opinion of the Committee and the Acquiring Company is equivalent to the Old Right but relates to shares in a different company (whether the Acquiring Company itself or another company its group). Any performance conditions to which the Stock Option or Restricted Stock are subject shall cease to apply unless the Committee determines, in its absolute discretion, that they should continue to apply to the new award (subject to such alterations as the Committee deems appropriate.
Adjustment of Awards
11. In the event of:
(i)	any variation in the share capital or reserves of the Company (including, without limitation, by way of capitalisation or rights issue or any consolidation, sub-division or reduction); or
(ii)	the implementation by the Company of a demerger or the payment by the Company of a super-dividend which would otherwise materially affect the value of an Award, then
(a)	in relation to Stock Options, the Option Exercise Price and the number of Shares comprised in a Stock Option and any performance conditions to which the Stock Option is subject shall be adjusted in such manner as the Committee shall determine in its absolute discretion;
(b)	in relation to Restricted Stock, the number of Shares subject to the Restricted Stock and any performance conditions to which the Restricted Stock is subject shall be adjusted in such manner as the Committee shall determine in its absolute discretion.

provided that:
(aa)	in relation to both Stock Options and Restricted Stock, no adjustment shall be made pursuant to this rule unless and until the auditors for the time being of the Company (acting as experts not arbitrators) shall confirm in writing to the Committee that such adjustment is in their opinion fair and reasonable; and
(bb)	in the case of Stock Options, no adjustment shall be made pursuant to this rule which would increase the aggregate amount payable on exercise of the Stock Options.
Allotment or Transfer of Shares on Exercise of Awards
12.1 Subject to any necessary consents, to payment being made for the Shares and to compliance by the Participant with the terms of the Plan, not later than 30 days after receipt of any valid notice of exercise, the Company shall either allot and issue, or procure the transfer of, Shares (including Treasury Shares) to the Participant (or to his or her nominee). The Company shall (unless the Shares are to be issued in uncertificated form) as soon as practicable deliver to the Participant (or his or her nominee) a definitive share certificate or other evidence of title in respect of such Shares.
12.2 The Company shall not be obligated to issue or deliver Shares in connection with any Award or take any other action under the Plan in a transaction subject to the requirements of any applicable securities law, any requirement under any listing agreement between the Company and any securities exchange or automated quotation system or any other law, regulation or contractual obligation of the company until the Company is satisfied that such laws, regulations, and other obligations of the Company have been complied with in full. The Company may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares under the Plan. Certificates representing Shares will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations and other obligations of the Company, and a legend or legends may be placed thereon to reflect such restrictions.
Rights Attaching to Shares Allotted or Transferred Pursuant to Awards
13.1 All Shares allotted or transferred upon the exercise of an Option or vesting of an Award shall rank pari passu in all respects with the Shares in issue at the date of exercise save as regards any rights attaching to such Shares by reference to a record date prior to the date of exercise.
13.2 Any Shares acquired on exercise or vesting of Awards shall be subject to the articles of association of the Company from time to time.

Availability of Shares
14.1 The Company shall at all times keep available for issue sufficient authorised but unissued Shares to satisfy Awards under which Shares may be allotted or shall otherwise procure that Shares are available for transfer in satisfaction of Awards. Treasury Shares may be used to satisfy Awards.
14.2 The Company will, at its expense, make application to The London Stock Exchange for admission to the Official List of Shares allotted on the exercise of any Stock Options, and will take equivalent steps with the New York Stock Exchange in relation to ADSs.
Administration and Amendment
15.1 The decision of the Committee shall be final and binding in all matters relating to the Plan and it may at any time discontinue the grant of further Awards or amend any of the provisions of the Plan in any way it thinks fit provided that:
(a) the performance conditions attaching to any Award may be amended following the Date of Grant but before the expiry of the Performance Period if:
(i)	events happen following the Date of Grant with the result that the circumstances which prevailed at the Date of Grant which were relevant to the conditions that were originally imposed regarding the exercise or vesting of the Award have subsequently changed; and
(ii)	the Committee is satisfied that any such amended conditions would be a fairer measure of the performance of the Company and the Committee reasonably considers that such amended conditions are:
(A)	equally demanding; and
(B)	no more difficult to satisfy than the original conditions.
(b)	the Committee shall not make any amendment that would materially prejudice the interests of existing Participants except with the prior consent or sanction of Participants who, if they exercised their Awards in full, would thereby become entitled to not less than three-quarters of all the Shares which would fall to be allotted or transferred upon exercise in full of all outstanding Awards; and

(c)	no amendment to the advantage of Executives or Participants may be made to:
(i)	the definition of Executive in rule 1.1;
(ii)	the limit on the number of Shares available for issue under the Plan;
(iii)	the basis for determining the number of Shares comprised in either Stock Options or Restricted Stock;
(iv)	the terms of Shares to be provided under the Plan; and
(v)	the adjustment provisions of rule 11 of the Plan
without the prior approval of the Company in general meeting except in the case of minor amendments to benefit the administration of the Plan, to take account of a change in legislation or developments in the law affecting the Plan or to obtain or maintain favourable tax, exchange control or regulatory treatment for Executives and Participants or any member of the Group; and
(d)	without prejudice to any provision of the Plan which provides for the lapse of an Award, the Committee may not cancel an Award unless the Participant agrees in writing to such cancellation.
15.2 Notwithstanding any other provision of the Plan, the Committee may establish appendices to the Plan for the purpose of granting Awards to Executives who are or may become primarily liable to tax outside the United Kingdom on their remuneration, subject to such modifications as may be necessary or desirable to take account of overseas tax, exchange control or securities laws provided that any Shares made available under such appendices shall count towards the limit set out in rule 3 hereof.
General
16.1 Any member of the Group may provide money to the trustees of any trust or any other person to enable them or him or her to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent not prohibited by section 151 of the Companies Act 1985.
16.2 The rights and obligations of a Participant under the terms and conditions of his or her office or employment shall not be affected by his or her participation in the Plan or any expectation or right which (notwithstanding rule 2.1) he or she believes he or she may have to participate in the Plan. An individual who participates in the Plan waives all and any rights to compensation or damages in consequence of the termination of his or her office or employment with any company for any reason whatsoever insofar as those rights arise, or may arise, from his or her ceasing to have rights under or be entitled to exercise any Award under the Plan as a result of such termination or from the loss or diminution in value of such rights or entitlements. If necessary, the Participant’s terms of employment shall be deemed to be varied accordingly.

16.3 The existence of any Award shall not affect in any way the right or power of the Company or its shareholders to make or authorise any or all adjustments, recapitalisations, reorganisations or other changes in the Company’s capital structure, or any merger or consolidation of the Company, or any issue of shares, bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
16.4 Any notice or other document required to be given under or in connection with the Plan may be delivered to a Participant or sent by post to him or her at his or her home address according to the records of his or her employing company or such other address as may appear to the Company to be appropriate. Notices sent by post shall be deemed to have been given on the day following the date of posting. Any notice or other document required to be given to the Company under or in connection with the Plan may be delivered or sent by post to it at its registered office (or such other place or places as the Committee may from time to time determine and notify to Participants).
16.5 Benefits under the Plan shall not be pensionable.
16.6 The Company, or where the Committee so directs any Subsidiary, shall pay the appropriate stamp duty on behalf of Participants in respect of any transfer of Shares on the exercise of Awards, and the stamp duty reserve tax costs of creating ADSs.
16.7 These rules shall be governed by, and construed in accordance with, the laws of England.

APPENDIX 1
UK Inland Revenue approved part of the Plan
For any Executive to whom the Committee wishes to grant Stock Options under an Inland Revenue approved Plan, the following provisions shall apply:
(A) All the provisions of the Plan shall apply to the grant of Stock Options under this Appendix subject to the modifications contained in the following paragraphs.
(B)	The definition of Executive shall be construed so that:
(i) no Stock Option may be granted under this Appendix to a director of any member of the Group unless such director is required to devote not less than 25 hours per week to the affairs of the Group; and
(ii) no Stock Option may be granted under this Appendix to an Executive who is ineligible to participate in the Plan by virtue of paragraph 9 of Schedule 4 to ITEPA.
(C) The definition of Shares shall be subject to the conditions that:
(i)	they comprise ordinary shares in the capital of the Company (and not ADSs); and
(ii)	they satisfy paragraphs 16 to 20 of Schedule 4 to ITEPA.
(D) Rule 2.3 shall not apply to a Stock Option granted under this Appendix.
(E)	A new rule 4.3 shall be inserted as follows:
“4.3	Notwithstanding any other provision of these rules, no Executive shall be granted a Stock Option which would, at the proposed Date of Grant, cause the aggregate of the market values (determined at their date of grant (in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992)) of subsisting Stock Options held by him pursuant to a grant under this Appendix and subsisting options held by him under any Associated Plan, to exceed £30,000 (or such other amount as shall be specified under paragraph 6 of Schedule 4 of ITEPA from time to time).”
For the purposes of this paragraph (E) Associated Plan means any Share Option Plan (other than the Plan) approved under Schedule 4 to ITEPA (but excluding any savings-related share option scheme) and established by the Company or an associated company of the Company within the meaning of section 416 of the Income and Corporation Taxes Act.
(F) Any performance condition imposed under rules 5.1 or 5.2, must be objective and must be approved in advance of the date of grant by the Inland Revenue.

(G) Where Stock Options are granted in Option Tranches under rules 5.3 or 5.4, the Committee may grant such Option Tranches as it thinks fit (if any) under this Appendix.
(H) Rule 5.7 shall not apply to this Appendix.
(I) A new Rule 5.8 shall be inserted as follows:
A Stock Option granted under this Appendix may be granted subject to such conditions of exercise for payment of income tax, employees’ national insurance contributions and employer’s national insurance contributions liability as the Committee may determine (including the right to sell on the Participant’s behalf sufficient Shares to satisfy any liability to taxation or employee national insurance contributions or employer national insurance contributions) and if any condition is imposed relating to the assumption, payment or reimbursement by the Participant of employer’s national insurance contributions liability, such conditions shall comply with any applicable legislation or regulations and the Committee shall be entitled to waive in whole or in part the Participant’s obligation in respect of such liability.
(J) Any Stock Option granted under this Appendix may only be exercised by a Participant who is not ineligible to participate in the Plan by virtue of paragraph 9 of Schedule 4 to ITEPA.
(K) Rule 9 shall be construed so that all Stock Options granted under this Appendix shall be exercisable in full for a period of one year following the date of death (and shall then lapse).
(L) Rule 10.7 shall not apply to a new Stock Option granted under this Appendix following an event specified in rule 10.1 or 10.3. Instead a new rule 10.7 shall be inserted as follows:
“10.7A If any company (the acquiring company):
(a)	obtains Control of the Company as a result of making:
(i)	a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the acquiring company will have Control of the Company; or
(ii)	a general offer to acquire all the Shares; or
(b)	obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the Court under section 425 of the Companies Act 1985; or
(c)	becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of that Act,

each Participant may at any time within the appropriate period (which expression shall be construed in accordance with paragraph 26(3) of Schedule 4 to ITEPA), by agreement with the acquiring company, release any Stock Option which has not lapsed (the old option) in consideration of the grant to him of an option (the new option) which (in accordance with rule 10.7B below) is equivalent to the old option but relates to shares in a different company (whether the acquiring company itself or another company falling within paragraph 16(b) or (c) of Schedule 4) (the new grantor).
10.7B The new option shall not be regarded for the purposes of rule 10.7A as equivalent to the old option unless the conditions set out in paragraphs 16 to 20 of Schedule 4 to ITEPA are satisfied and, in relation to the new option, the provisions of the Scheme shall be construed as if:
(a)	the new option were an option granted under the Scheme at the same time as the old option;
(b)	references to the Company in rules 8 to 14 and 16 and in the definition of Group were references to the new grantor;
(c)	references to the Committee in rules 8 to 14 and 16 were references to the remuneration committee of the new grantor;
(d)	references to Shares were references to shares in the new grantor; and
(e)	any performance condition imposed under rule 5.2 has been satisfied.”
(M)	Rule 11(ii) shall not apply to a Stock Option granted under this Appendix. In construing rule 11(i) for the purposes of this Appendix the words “or reserves” shall be deleted therefrom, and no adjustment pursuant to rule 11(i) in relation to a Stock Option granted under this Appendix shall take effect without the prior approval of the Inland Revenue.
(N)	In addition to its powers under rule 15.1(c), the Committee may make such amendments to this Appendix as are necessary or desirable to obtain or maintain Inland Revenue approval of this Appendix.
(O)	At a time when this Appendix is approved by the Inland Revenue, and if such approved status is to be maintained, no amendment to the rules of the Plan or this Appendix which amounts to an amendment to a key feature of the Plan or this Appendix for the purposes of Schedule 4 to ITEPA may take effect as regards this Appendix without the prior approval of the Inland Revenue (and if such approved status is not to be maintained, the Company shall notify the Inland Revenue of the relevant amendment).

APPENDIX 2
United States part of the Plan
For any Executive whose remuneration is (or, at the time of Stock Option exercise, is likely to be) subject to taxation in the United States of America and to whom the Committee wishes to grant Stock Options under this Plan, the following provisions shall apply:
(A)	All the provisions of the Plan shall apply to the grant of Stock Options subject to the modifications contained in the following paragraphs.
(B)	A Stock Option granted under this Appendix to an Executive shall be either an Incentive Stock Option or a Non-Qualified Stock Option, as determined by the Committee; provided that the number of Shares issued or transferred pursuant to the exercise of Incentive Stock Options shall not, in the aggregate, exceed 40 million Shares. The number of Shares available for issuance pursuant to the preceding sentence shall be subject to appropriate adjustment upon the occurrence of any event described in rule 11.
For the purposes of this Appendix:
(i)	Incentive Stock Option means a Stock Option which, at the Date of Grant, qualifies as an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the Code), and is designated by the Committee as such; and
(ii)	Non-Qualified Stock Option means a Stock Option which is not an Incentive Stock Option.
(C)	In the case of any Incentive Stock Option granted to any person who owns more than 10% of the Shares for purposes of Section 422(b)(6) of the Code, the definition of Option Exercise Price in Rule 1.1 shall be modified by inserting “110% of” immediately prior to the words “Share Price on the Date of Grant”, and the definition of Option Period shall be modified by replacing “tenth” with “fifth”.

(D)	In relation to the grant of Incentive Stock Options a new rule 4.2A shall apply as follows:
“4.2A The United States dollar equivalent of the aggregate fair market value (determined as of the date the Incentive Stock Option is granted) of Shares with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year (under the Plan or any other Executive Plan) may not exceed $100,000; provided, that if the grant of any Incentive Stock Option shall exceed such limit, the excess shall be treated as a Non-Qualified Stock Option. In determining whether, and to what extent, the grant of an Incentive Stock Option exceeds such limit, Incentive Stock Options shall be taken into account in the order in which they are granted. The Committee shall determine the United States dollar equivalent of the aggregate fair market value of the Shares on such good faith basis as they consider appropriate.”
(E)	Rule 8.2 shall be modified by deleting subrule (b) therefrom (in the case of both Stock Options and Restricted Stock), and, in the case of any Incentive Stock Option, replacing “six months” with “three months” in subrule (iv) (except where cessation of employment is by reason of disability within the meaning of Section 22(e)(3) of the Code). A Stock Option which loses its status as an Incentive Stock Option at the end of the three month period referred to in the preceding sentence shall nevertheless continue to be exercisable as a Non-Qualified Stock Option for any longer period specified in these rules.
(F)	If Shares acquired by exercise of an Incentive Stock Option are sold or otherwise disposed of within two years after the date of grant of the Incentive Stock Option or within one year after the transfer of such Shares to the Participant, the holder of the Shares immediately prior to the disposition shall promptly notify the Company in writing of the date and terms of the disposition and shall provide such other information regarding the disposition as the Company may reasonably require in order to secure any deduction then available against the Company’s or any other corporation’s taxable income.
(G)	For the purposes of this Appendix, any provisions of the Plan which are superseded by or otherwise inconsistent with the provisions of this Appendix as applied to an Executive who is employed or remunerated in the United States shall have no effect.

APPENDIX 3 — STOCK OPTION ELEMENT — FRANCE
This Appendix is supplemental to the Pearson Long Term Incentive Plan (the Plan).
The rules of the Plan, in relation to any right granted to a person who is resident for tax purposes in France, shall apply with the modifications set out below:
1.	The definition of Subsidiary shall be replaced with:
“Subsidiary means a company which is under the Control of the Company and a subsidiary of the Company within the meaning of Section 736 of the Companies Act 1985 and being a company in which the Company holds, directly or indirectly, at least 10% of the share capital.”
2.	The following proviso shall be added to the definition of Option Vesting Date:
“Provided that the Option Vesting Date shall not be earlier than the fourth anniversary of the Date of Grant of a Stock Option Award”.
3.	Rules 5.3 and 5.4 shall not apply.
4.	The following proviso shall be added to the definition of Option Exercise Price::
“Provided that:
(a)	in relation to Stock Options to subscribe for new Shares that are granted to Participants resident in France, the Option Exercise Price, at the date the Stock Option is granted, shall not be less than 80% of the average middle market quotation for a Share on the London Stock Exchange (as derived from the Daily Official List) for the 20 days in which dealings in Shares took place preceding the day on which the Stock Option is granted; and
(b)	in relation to Stock Options to acquire existing Shares that are granted to Participants resident in France, the Option Exercise Price, at the date the Stock Option is granted, shall not be less than the lower of (i) 80% of the average middle market quotation for a Share on the London Stock Exchange (as derived from the Daily Official List) for the 20 days in which dealings in Shares took place preceding the day on which the Stock Option is granted, and (ii) 80% of the average middle acquisition price of Shares acquired by the Company for the purpose of granting Stock Options and held by the Company for the same purpose as the date the Stock Option is granted.”
5.	In applying rule 8.2 to any Stock Option which is not already exercisable at the date of cessation of employment, sub-paragraphs (b), (c) and (d) shall be disapplied, and the right of exercise in sub-paragraph (a) shall be restricted to circumstances of disability (and such of the events specified in rule 8.2A below as qualify under French law for favourable tax treatment for Stock Options prior to the fourth anniversary of grant).

6.	A new rule 8.2A shall be inserted as follows:
“8.2A Where a Participant ceases, before the date on which a Stock Option becomes exercisable, to be an employee of a member of the Group by reason of:
(a)	injury, ill-health or redundancy (as determined by the Committee);
(b)	retirement at or after the date on which he or she is bound to retire under his or her contract of employment;
(c)	his or her employing company or business ceasing to be part of the Group; or
(d)	any other reason if the Committee so decides in its absolute discretion then, unless the exercise of that Stock Option qualifies under French law for favourable tax treatment in any event (in which case rule 8.2 applies), that Stock Option may only be exercised within the period of six months following the Option Vesting Date, and will then lapse provided that the Committee may specify a later date (not being later than the expiry of the Option Period) on which the Stock Option shall lapse.”

APPENDIX 4 — RESTRICTED STOCK ELEMENT — FRANCE
Preamble
This Appendix is introduced pursuant to the provisions of rule 15.2 of the Plan to enable the grant of Awards to certain Executives who are resident for tax purposes in France.
The provisions of this Appendix are self-standing and apply only to Executives granted Awards pursuant to this Appendix. Except as provided in this Appendix, the rules of the Plan shall not apply to this Appendix or to Awards granted under this Appendix. In the event of any conflict between the rules of the Plan and the provisions of this Appendix in relation to any Award granted under this Appendix, the provisions of this Appendix shall prevail.
Awards granted pursuant to this Appendix are intended to attract favourable tax and social security treatment for French residents introduced by article 83 of the Finance Bill for 2005 (#2004-1484, 30 December 2004) (the Legislation).
1. Definitions
1.1 In this Appendix, unless the context otherwise requires, the following words and expressions shall have the following meanings, namely:
     Appendix means this Appendix as amended from time to time;
     Award means a conditional right granted under this Appendix to acquire Shares without payment;
     the Committee means the personnel committee of the board of directors of the Company, or other duly authorised committee thereof;
     the Company means Pearson plc;
     Control means ownership of Shares controlling at least 50% of the votes cast on a poll at a general meeting of the Company;
     Date of Grant means the date on which an Award is granted;
     Dealing Day means any day on which the London Stock Exchange is open for business;
     Executive means the board of directors, department heads and members of the senior editorial of Les Echos;
     Grant Period means any day (other than a day on which dealings in Shares are prohibited under the Model Code for Dealing in Securities) on which the Committee considers it appropriate to grant Awards;

     the Group means the Company and the Subsidiaries and member of the Group shall be construed accordingly;
     Participant means any individual who holds a subsisting Award (including, where the context permits, the legal personal representatives of a deceased Participant);
     the Plan means the Pearson Long-Term Incentive Plan (which was approved by the Company’s shareholders in general meeting on 21 April 2006) as amended from time to time in accordance with the rules thereof;
     Retention Period means the period of two years commencing on the Vesting Date unless otherwise specified in these rules;
     the Secretary means the Secretary of the Company, or some other person nominated by the Committee;
     Shares means ordinary shares of 25p each in the capital of the Company or shares representing those shares following any reorganisation of the share capital of the Company;
     Subsidiary means a company which is under the Control of the Company and a subsidiary of the Company within the meaning of section 736 of the Companies Act 1985 and being a company in which the Company holds directly or indirectly at least 10% of the share capital;
     Trustee means the trustee from time to time of the Pearson plc Employee Share Ownership Trust or such other trust as the Company shall specify from time to time; and
     Vesting Date means the date specified in rule 3.1.
1.2 Where the context permits the singular shall include the plural and vice versa. Headings shall be ignored in construing this Appendix.
1.3 References to any act shall include any statutory modification, amendment or re enactment thereof.
2. Grant of Awards
2.1 The Committee may, during a Grant Period, grant Awards to the Executives. For the avoidance of doubt, no Executive shall have the right or expectation to receive an Award under this Appendix in any year.
2.2 The grant of an Award shall be conditional on the Executive agreeing to comply with any arrangements specified by any relevant member of the Group for the payment of taxation and social security contributions (including without limitation the right to sell on his or her behalf sufficient Shares to satisfy any taxation or social security contributions liability on his or her part for which any member of the Group may be liable) in respect of an Award.

2.3 As soon as practicable after the Date of Grant the Committee shall procure the issue to such Executive of a certificate in respect of an Award. Such a certificate shall confirm the legal enforceability of the Award.
2.4 The certificate shall also state any corporate performance conditions to which the Award is subject.
2.5 No Award shall be granted under this Appendix later than 21 April 2011.
2.6 Every Award granted hereunder shall be personal to the Participant and, except to the extent necessary to enable a personal representative to receive the Shares subject to an Award following the death of a Participant, neither an Award nor the benefit thereof may be transferred, assigned, charged or otherwise alienated. Any transfer of an Award otherwise than as permitted under this rule 2.6 shall cause the Award to lapse.
3. Terms of Awards
3.1 Save as otherwise provided in these rules, an Award granted to a Participant shall vest on the third anniversary of the Date of Grant (or such other date as is specified by the Committee when an Award is granted).
3.2 The Shares comprised in an Award shall be transferred into the Participant’s name as soon as practicable after the Vesting Date but the Participant shall be required to deposit the certificates relating to the Shares with the Secretary throughout the Retention Period. On the Vesting Date, the Participant may, at the Company’s discretion, receive a payment or an additional number of Shares corresponding to dividends that would have been received if the Participant had been the beneficial owner of the Shares during the Vesting Period.
3.3 During the Retention Period the Participant shall be entitled to receive all dividends payable in respect of the Shares and shall have the rights commonly enjoyed by a beneficial owner of Shares.
3.4 As soon as practicable following the expiry of the Retention Period, the Secretary shall deliver to the Participant the certificate(s) in relation to the Shares comprised in the Award.
4. Cessation of Employment
4.1 Save as otherwise provided in these rules, an Award shall lapse automatically on the Participant ceasing to be an employee of a member of the Group prior to the Vesting Date.

4.2 Where a Participant ceases to be an employee of a member of the Group (either prior to the Vesting Date, or during the Retention Period) by reason of:
(a)	injury, disability, ill health or redundancy;
(b)	retirement at or after the date on which he or she is bound to retire under his or her contract of employment;
(c)	his or her employing company or business ceasing to be part of the Group; or
(d)	any other reason if the Committee so decides in its absolute discretion then the following provisions shall apply:
(i)	if the cessation of employment occurs prior to the second anniversary of the Date of Grant, the Award shall continue in force but shall vest on the second anniversary of the Date of Grant. The Retention Period shall commence on the second anniversary of the date of grant and continue for a period of two years from that date;
(ii)	if the cessation of employment occurs on or after the second anniversary of the Date of Grant but before the Vesting Date, the Award shall vest immediately and the Retention Period shall commence on the date of cessation of employment and continue for a period of two years from that date; and
(iii)	if the cessation of employment occurs during the Retention Period, the Shares shall remain subject to the Retention Period as though employment had not ceased.
4.3 Where a Participant ceases to be an employee of a member of a Group by reason of death:
(a)	before the Vesting Date, the Shares comprised in the Award shall immediately vest and be released to the Participant (or the Participant’s personal representatives in the event of his death). The Shares shall not be subject to any Retention Period; and
(b)	during the Retention Period, the Retention Period shall end with immediate effect.

5. General Offer for the Company, Etc
If any person obtains Control of the Company as a result of making a general offer to acquire Shares or in pursuance of a compromise or arrangement sanctioned by the court, then the Shares comprised in the Award shall (whether or not the Vesting Date has occurred) be released in full within 30 days of the relevant event. The Shares shall not be subject to any Retention Period. The foregoing shall not apply in the event of a change of Control in connection with a transaction to create a new holding company for the Company (in which event all Awards shall be automatically exchanged for equivalent awards relating to the shares of that new holding company).
6. Adjustment of Awards
6.1	In the event that there occurs, prior to the Vesting Date:
(i)	any variation in the share capital or reserves of the Company (including, without limitation, by way of capitalisation or rights issue or any consolidation, sub-division or reduction); or
(ii)	the implementation by the Company of a demerger or the payment by the Company of a super-dividend which would otherwise materially affect the value of an Award, then the number of Shares subject to an Award may be adjusted in such manner as the Committee shall determine to be adequate to take account of the events in (i) and (ii) above subject to the compliance of such adjustment with the applicable Legislation as amended.
6.2 If an event specified in rule 6.1 occurs during the Retention Period, the Shares or other securities received in connection with the relevant event shall also be subject to the Retention Period applicable to an Award and the Participant shall deposit with the Secretary the certificates in respect of such Shares or securities for the remainder of the Retention Period.
7. Administration and Amendment
7.1 The decision of the Committee shall be final and binding in all matters relating to the Appendix and it may at any time discontinue the grant of further Awards or amend any of the provisions of the Appendix in any way it thinks fit PROVIDED THAT no amendment shall operate to effect adversely any right already acquired by a Participant.
8. General
8.1 The Committee may satisfy awards by a new issue of Shares (subject to the limits set out in the Plan) or by the other means specified in the Plan from time to time.

8.2 The rights and obligations of a Participant under the terms and conditions of his or her office or employment shall not be affected by his or her participation in the Appendix or any expectation or right which he or she believes he or she may have to participate in the Appendix. An individual who participates in the Appendix waives all and any rights to compensation or damages in consequence of the termination of his or her office or employment with any company for any reason whatsoever insofar as those rights arise, or may arise, from his or her ceasing to have rights under or be entitled to exercise any Award under the Appendix as a result of such termination or from the loss or diminution in value of such rights or entitlements. If necessary, the Participant’s terms of employment shall be deemed to be varied accordingly.
8.3 The existence of any Award shall not affect in any way the right or power of the Company or its shareholders to make or authorise any or all adjustments, recapitalisations, reorganisations or other changes in the Company’s capital structure, or any merger or consolidation of the Company, or any issue of shares, bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
8.4 Awards may only be satisfied using existing issued Shares, and the Company shall provide (and shall procure, where appropriate, that any member of the Group which employs Participants shall provide) sufficient monies to enable the Trustee to acquire sufficient Shares to satisfy all Awards. Such monies shall be provided to the Trustee no later than the date on which the Award vests.
8.5 Any notice or other document required to be given under or in connection with the Appendix may be delivered to a Participant or sent by post to him or her at his or her home address according to the records of his or her employing company or such other address as may appear to the Company to be appropriate. Notices sent by post shall be deemed to have been given on the day following the date of posting. Any notice or other document required to be given to the Company under or in connection with the Plan may be delivered or sent by post to it at its registered office (or such other place or places as the Committee may from time to time determine and notify to Participants).
8.6 Benefits under the Appendix shall not be pensionable.
8.7 The Committee may at any time, without having to obtain the Executives’ consent, alter the rules under the Appendix for the purpose of enabling the Executives to be eligible, with regard to the gains realized in connection with the Shares, for the favourable tax and social security treatment available in France.
8.8 These rules shall be governed by, and construed in accordance with, the laws of England.

THE PEARSON LONG-TERM INCENTIVE PLAN
(as amended 14 December 2006)